Exhibit 3.2

JUKEBOX HITS VOL. 1 DELAWARE STATUTORY TRUST AGREEMENT

Between

JUKEBOX HITS VOL. 1 LLC

as Grantor and the Initial Beneficiary

and

JUKEBOX HITS VOL. 1 LLC

as Management Trustee

and

DELAWARE TRUST COMPANY,

as Delaware Trustee

JUKEBOX HITS VOL. 1 DELAWARE STATUTORY TRUST AGREEMENT

THIS JUKEBOX HITS VOL. 1 DELAWARE STATUTORY TRUST AGREEMENT dated as of [                ] (this “Trust Agreement”), is made by and between Jukebox Hits Vol. 1 LLC, a Delaware limited liability company (“Company”), as the grantor (“Grantor”), on the one hand, and Company, as a trustee (the “Management Trustee”), and Delaware Trust Company, as a trustee (the “Delaware Trustee”) (collectively, the “Trustees”), on the other hand, for the benefit of those certain Beneficiaries (defined below), and on the terms set forth herein.

RECITALS

WHEREAS, Company was established to facilitate and manage investors’ economic exposure to Company’s contractual right to receive a portion of the royalties, fees, and other income streams (collectively, “Income Interests”) related to or derived from musical songs, compositions, sound recordings, portfolios, or catalogs (collectively, “Music Assets”) from the purchase agreements set forth on Exhibit B hereto (each, a “Purchase Agreement”) with Income Interest Owners as described in that certain Preliminary Offering Circular of the Company filed on [                ] (as amended and supplemented from time to time, the “Offering Circular”);

WHEREAS, Company facilitates and manages the investors’ economic exposure to the Royalty Rights by issuing, for each series, the contractual right to receive a specified portion of royalties, fees, and other income streams embodied in the Income Interests it receives that relate to Royalty Rights for a specific Music Asset or a compilation of Music Assets (as applicable) set forth in the Royalty Shares Offering Table in the Offering Circular (each, a “Royalty Share”), to investors in that certain best efforts offering of securities (the “Offering”) described in the Offering Circular pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Company has and will convey, or cause to be conveyed, any Royalty Rights it receives pursuant to the Purchase Agreements to this Trust, which will hold the Royalty Rights for the benefit of the investors who purchase a Royalty Share (each, a “Holder”);

WHEREAS, Company and the Trustees have agreed to create this trust as a “statutory trust” in accordance with Chapter 38 of Title 12 of the Delaware Code (the “Act”), in order to facilitate the Holder’s economic exposure to the Royalty Rights through the purchase of Royalty Shares; and

WHEREAS, Company and the Trustees intend that this Trust Agreement constitute the “governing instrument” of the Trust (as such term is defined in Section 3801(c) of the Act).

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01    Capitalized Terms. Terms which are used but not defined in this Trust Agreement shall have the meanings given to them in the Royalty Share Agreement (defined below). For purposes of this Trust Agreement, the following terms have the meanings set forth below:

“Accountants” means the firm of certified public accountants as shall be engaged from time to time by the Management Trustee on behalf of the Trust.

“Act” has the meaning set forth in the Recitals.

“Affiliate” means, when used with reference to a specified Person, (i) any Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified Person, (ii) any Person that, directly or indirectly, is the beneficial owner of more than fifty percent (50%) of any class of equity of the specified Person, or is the beneficial owner of more than a fifty percent (50%) interest in the capital or profits of the specified Person, (iii) any Person of which the specified Person is directly or indirectly the beneficial owner of more than a fifty percent (50%) of any class of equity or any Person of which the specified Person is the beneficial owner of more than a fifty percent (50%) interest in the capital or profits, or (iv) any member of the immediate family of the specified Person. For purposes hereof, a Person’s immediate family shall include such Person’s spouse, parents, children, and trusts for any of their benefit.

“Applicable Law” means any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court, or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property, or the conduct of its activities is subject.

“Bankruptcy Law” means Title 11 of the United States Code, or any similar federal or state law for the relief of debtors.

“Beneficiary” means the Initial Beneficiary and any other Person who hereafter becomes a Holder of a Royalty Share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Trust Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, beneficial interests, by contract, or otherwise.

“Delaware Trustee” has the meaning set forth in the introductory paragraph of this Trust Agreement, and any successor Delaware Trustee appointed hereunder.

“Distributions” means the aggregate amount of cash plus the fair market value (as determined by the Management Trustee) of any property (net of any liabilities to which such property is subject) distributed by the Trust to a Holder.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.

“Grantor” has the meaning set forth in the introductory paragraph of this Trust Agreement.

“Holder” has the meaning set forth in the Recitals.

“Income Interest” has the meaning set forth in the Recitals.

“Income Interest Owner” means those Persons who sold the Income Interests pursuant to a Purchase Agreement.

“Initial Beneficiary” has the meaning set forth in the Recitals.

“Interest” means the interest of a Holder in a series of Royalty Share at any particular time, together with such Beneficiary’s rights and obligations under this Trust Agreement, including, without limitation, the right of such Holder to any and all Distributions described in this Trust Agreement.

“Management Trustee” has the meaning set forth in the introductory paragraph of this Trust Agreement, and any successor Management Trustee appointed hereunder.

“Net Royalties” means Royalties received by the Management Trustee after the deduction of the Royalty Fee.

“Offering” has the meaning set forth in the Recitals.

“Offering Circular” has the meaning set forth in the Recitals.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, (including a common law trust, business trust, statutory trust, voting trust or any other form of trust) estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign, and a statutory trust or foreign statutory trust.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Royalties” means any and all monies, fees, royalties, revenues, amounts and sums of any kind or description payable or becoming payable to Company by any individual or entity anywhere in the universe in respect of the use or exploitation of a certain Music Asset.

“Royalty Fee” means the “Royalty Fee” as defined in each Royalty Share Agreement.

“Royalty Rights” means the rights of the Company under the Purchase Agreements.

“Royalty Shares” has the meaning set forth in the Recitals.

“Royalty Share Agreement” means an agreement whereby the Holder buys Royalty Shares from Company in the Offering, and Company agrees to pay to the Holder the Royalty Share Payments to which the Holder is entitled pursuant thereto.

“Royalty Share Payments” means the “Royalty Share Payments” as defined in each Royalty Share Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in the Recitals.

“Single Purpose Investment Trust” shall have the meaning set forth in Article X hereof.

“Transaction Documents” means the Trust Agreement and the Royalty Share Agreement.

“Transfer” means the sale, transfer, or assignment of all or any portion of a Holder’s Interest.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code, including proposed or temporary Treasury Regulations. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust” means the trust established by this Trust Agreement, including any subtrusts established herein.

“Trust Agreement” means this Jukebox Hits Vol. 1 Delaware Statutory Trust Agreement, as it may be amended from time to time.

“Trust Property” means all right, title and interest in and to the Royalty Rights and any Net Royalties that are contributed to the Trust by the Grantor, or otherwise acquired by the Trust, either directly or indirectly.

“Trustee” or “Trustees” means individually and collectively the entities named in the first paragraph hereof as the Delaware Trustee and the Management Trustee, and any successor trustee appointed hereunder.

ARTICLE II

ORGANIZATION

2.01    Name. The Trust created herein shall be known as the Jukebox Hits Vol. 1 Delaware Statutory Trust in which name the Trustees may hold or otherwise take title to property, make and execute contracts, make and execute other instruments to convey and transfer property, and sue and be sued.

2.02    Office. The office of the Trust shall be as set forth in Exhibit A attached hereto and made a part hereof, or at such other address within Delaware as the Management Trustee may designate by notice to the Grantor and the Beneficiaries.

2.03    Purposes and Powers. The purpose of the Trust is to engage in the following activities: (i) to take title to the Trust Property for the sole purpose of protecting, maintaining, preserving and conserving said property for the Holders, as Beneficiaries of the Trust; (ii) to perform such other activities incidental thereto, including to facilitate a Holder’s receipt of Royalty Share Payments; (iii) to comply with the Transaction Documents; and (iv) to take such other actions as the Trustees deem necessary or advisable to carry out the foregoing. The Trustees shall have no power to vary the investments of the Holders. The Trustees shall hold the Trust Property solely for these purposes, they shall not conduct any activities on behalf of the Trust other than as specifically set forth herein, and the Trust shall not conduct any trade or business.

2.04    Appointment of Trustees. The Grantor hereby appoints the Delaware Trustee and the Management Trustee as Trustees of the Trust effective as of the date hereof. The Delaware Trustee is appointed to serve as a Trustee in Delaware for the sole purpose of satisfying the requirements of Section 3807 of the Act that the Trust have at least one trustee with a principal place of business within Delaware. The Delaware Trustee shall be entitled to receive customary fees for its service, and it shall have only those duties set forth in Article VII. The Management Trustee shall administer all other activities of the Trust as set forth in this Trust Agreement and as otherwise provided by Applicable Law. The Trustees acknowledge receipt, in trust from the Grantors as of the date hereof, of the property set forth on Exhibit B hereof, constituting the initial Trust Property.

2.05    Declaration of Trust. The Trustees hereby declare that they will hold the Trust Property in trust upon and subject to the conditions set forth herein for the use and benefit of the Beneficiaries, subject to the obligations, or the intention of the parties hereto, that the Trust constitute a statutory trust under the Act and an investment trust for purposes of Treasury Regulations Section 301.7701-4(c).

2.06    Liabilities of Trust. The Beneficiaries shall not be personally liable for any liabilities or obligations of the Trust except as set forth in this Trust Agreement.

2.07    Situs of Trust. The Trust will be located and administered in the State of Delaware. All bank accounts maintained by the Trustees on behalf of the Trust shall be located as designated by the Management Trustee. The Trust shall not have any employees. The Trust’s only office is and will be at the office of the Delaware Trustee as set forth in Exhibit A attached hereto.

2.08    No Business Entity. This arrangement shall not constitute a partnership, joint venture, or an association for federal income tax purposes. The parties instead intend that the arrangement be treated for federal income tax purposes as an investment trust described in Treasury Regulations Section 301.7701-4(c), whereby each Holder is treated as a grantor under the grantor trust rules described in Code Section 671, et seq. Each Holder shall report its interest in the Trust in a manner consistent with the foregoing and shall not take any action that would be inconsistent with the foregoing. In addition, the Management Trustee shall use commercially reasonable efforts to cause the Trust not to undertake any activities that would cause it to be classified as a business entity for federal income tax purposes.

ARTICLE III

BENEFICIARIES AND RESTRICTIONS ON TRANSFER OF BENEFICIAL INTEREST

3.01    Naming of Beneficiaries. The Grantor hereby names the Grantor as the Initial Beneficiary of the Trust effective as of the date hereof, and any Person who hereinafter becomes a Holder of a Royalty Share.

3.02    Restrictions on Transfer of Royalty Shares. A Royalty Share may only be Transferred by operation of law or with the prior written consent of the Management Trustee, or on a trading platform that has been approved in writing by the Management Trustee. All expenses of any such transfer hereunder shall be paid by the transferor. Any transfer or assignment of an Interest not in accordance with the terms of this Trust Agreement shall be void.

ARTICLE IV

CONCERNING THE TRUST ADMINISTRATION

4.01    Management of Trust By Management Trustee. Except as otherwise provided in this Trust Agreement, all decisions affecting the Trust shall be made by the Management Trustee.

4.02    Restrictions on Management Trustee’s Power. The Management Trustee shall comply with the applicable provisions of the Code in the manner necessary to effect the intention of the parties that the Trust at all times be classified as an investment trust under Treasury Regulation Section 301.7701-4(c) whereby a Holder is treated as a grantor under the grantor trust rules under Code Section 671, et. seq., and that the Trust be accorded such treatment until its revocation pursuant to Article X hereof. The Management Trustee agrees to take any action required by the Code and Treasury Regulations promulgated thereunder to maintain such status.

4.03    Representations and Warranties of the Grantor. The Grantor hereby represents and warrants to the Management Trustee as follows:

(a)    Upon the receipt of the initial Trust Property by the Management Trustee under this Agreement, the Management Trustee will have good title to such Trust Property.

(b)    This Trust Agreement has been duly and validly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Grantor, enforceable in accordance with its terms, subject to Bankruptcy Law and other laws relating to creditors’ rights; and equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

ARTICLE V

DISTRIBUTION OF TRUST FUNDS AND OPERATIONS OF TRUST

5.01    Distributions in General. The Management Trustee shall cause to be Distributed to each Holder only their respective Royalty Share Payments in accordance with the terms and conditions of the applicable Holder’s Royalty Share Agreement. In accordance with the Royalty

Share Agreements, the Management Trustee’s obligation to make Distributions of Royalty Share Payments to any Holder in respect of each series of Royalty Shares shall be limited, in all circumstances, to an amount equal to the amount of corresponding Net Royalties actually received by the Management Trustee (after deducting the any Royalty Fees), and that no Royalty Share Payments on the Royalty Shares shall be payable to any Holder unless the Trust has actually received corresponding Net Royalties. Notwithstanding any provision to the contrary contained herein, the Management Trustee shall not cause a Distribution to be made if such Distribution would violate Applicable Law.

5.02    Withholding. If required by the Code or Applicable Law, the Management Trustee shall cause to be withheld any required amount from any Distribution to a Beneficiary for payment to the appropriate taxing authority. Any amount so withheld from a Beneficiary will be treated as a Distribution to such Beneficiary. Each Beneficiary may file and present the Management Trustee with any document that is required by any taxing authority in order to avoid or reduce any withholding obligation that would otherwise be imposed on the Trust.

5.03    Power to Divide or Combine Trusts. The Management Trustee may create a subtrust that segregates a Royalty Right relating to a Music Asset from Royalty Rights relating to other Music Assets, each to be administered in accordance with the terms and conditions of this Trust Agreement when, in the Management Trustee’s sole discretion, it determines that division is desirable or advisable in view of tax considerations or other objectives of the Trust the Beneficiaries. The Management Trustee shall not be required to make a physical segregation or division of the various subtrusts created under this Trust Agreement, except as segregation or division may be required by reason of Applicable Law. The Management Trustee, in its sole discretion, shall have the further power to combine two or more trusts or subtrusts relating to a Royalty Right of a Music Asset into a single trust for purposes of administration, when tax or other factors indicate that such combination would be desirable or advisable.

5.04    No Duty to Segregate. Each Trust created under this Trust Agreement shall constitute a separate trust and be administered accordingly; however, the assets of all of the Trusts may be combined for bookkeeping purposes and held for the Beneficiaries without physical division into separate trusts.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF BENEFICIARIES

6.01    Status of Relationship.

(a)    This Trust Agreement shall not create, nor shall it be interpreted to impose a partnership or joint venture relationship on the Holders either in law or in equity. Accordingly, no Holder shall have any liability for the debts or obligations incurred by any other Holder, with respect to the Trust Property or otherwise, and no Holder shall have any authority, other than as specifically provided herein, to act on behalf of any other Holder or to impose any obligation with respect to the Trust Property.

(b)    The Trust shall not constitute a “business trust” or “commercial trust” within the meaning of Regulations Section 301.7701-4(b) or any other business entity for federal income tax purposes, but shall instead constitute an “investment trust” within the meaning of Regulations Section 301.7701-4(c) whereby a Holder is taxed as a grantor under the grantor trust rules under Code Section 671 et seq.

6.02    No Legal Title to Trust Property in the Holders. Legal title to the Trust Property shall be held by the Trustees in the name of the Trust, and the Holders shall not have legal title to any part of the Trust Property. The Holders shall be entitled to receive Distributions with respect to their Royalty Share Payments only in accordance with Article V. Neither the bankruptcy, death or other incapacity of any Holder, nor the transfer, by operation of law or otherwise, of any right, title or interest of the Holders in and to the Trust Property or hereunder shall terminate this Trust Agreement. Except as expressly set forth herein, the Holders shall not be liable for any liabilities or obligations of the Trust, the Trustees, or for the performance of this Trust Agreement.

6.03    Sale or Other Disposition of Trust Property by Trustees Is Binding. Any sale or other disposition of Trust Property, or any part thereof, by the Management Trustee made pursuant to the terms of this Trust Agreement shall bind the Trust and the Holders, and be effective to transfer or convey all rights, title and interest of the Trustees and the Holders in and to the Trust Property. The Management Trustee shall not be bound by the opinions of the Holders with respect to any sale or other disposition of the Trust Property or any part thereof, and the decision to undertake any transaction or not rests solely with the Management Trustee.

6.04    In-Kind Distributions. No Holder shall have any right to demand and receive from the Trust an in-kind distribution of, or otherwise divide or partition, the Trust Property.

ARTICLE VII

AUTHORITY AND DUTIES OF THE TRUSTEES

7.01    Delaware Trustee. The Delaware Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the purpose of satisfying the requirement of Section 3807(a) of the Delaware Statutory Trust Act that the Trust have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the duties or liabilities of the other parties and no such duties shall be implied. The duties of the Delaware Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Delaware Trustee is required to execute under Section 3811 of the Delaware Statutory Trust Act, and (iii) any other duties specifically allocated to the Delaware Trustee in this Trust Agreement. To the extent that, at law or in equity, the Delaware Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Beneficiaries, it is hereby understood and agreed by the other parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Trust Agreement. The Delaware Trustee shall not be obligated to give any bond or other security for the performance of any of its duties hereunder.

7.02    Management Trustee’s General Authority. The Management Trustee is authorized to take all actions required or permitted to be taken by it pursuant to the terms of this Trust Agreement and Applicable Law. Except as required by Applicable Law, the Management Trustee may act independently of the Delaware Trustee and shall have the authority to perform all powers actions that are authorized under this Trust Agreement.

7.03    Management Trustee’s Specific Authority. The Management Trustee shall, acting alone, without the need to obtain consent or any authorizations from either the Delaware Trustee or any Beneficiary, have the following powers in the administration of the Trust; provided, however, that the Management Trustee shall not exercise power described in this Section 7.03 if the exercise of such power would cause the Trust to fail to constitute an “investment trust” within the meaning of Regulations Section 301.7701-4(c):

(a)    To hold and continue to hold the Trust Property for the sole purpose of conserving, maintaining, preserving, and protecting such property for the Beneficiaries without any duty to market, advertise, or improve Trust Property.

(b)    To take any action required or permitted to be taken under the Transaction Documents.

(c)    To cause the Trust Property to be registered in the name of the Trust or in the name of the Trustees.

(d)    To sell, mortgage, pledge, hypothecate, convey and otherwise dispose of the Trust Property at such time and upon the terms and conditions as the Management Trustee deems advisable.

(e)    To consent to the merger or consolidation of the Trust with any entity whatsoever without applying to any court for permission to take such action.

(f)    To enforce, pay, compromise, adjust, settle, arbitrate, abandon, contest, or defend any claim or demand in favor of or against the Trust; and to enforce any obligations or liens held hereunder; and to enter into such contracts and agreements and make such compromises or settlements of debts, claims or controversies as it may deem necessary or desirable.

(g)    To incur and pay the ordinary and necessary expenses of administration of the Trust.

(h)    To take any other action deemed advisable for the protection, maintenance preservation and conservation of the Trust Property so long as such action is authorized by Applicable Law.

(i)    To hold an undivided interest in any Property acquired by the Trust, without being required to make a physical division of said property.

(j)    To consent to any and all elections under the Code.

(k)    To employ Accountants, attorneys, and such agents as it may deem advisable; to pay reasonable compensation for their services and to charge same to (or apportion same between) corpus and income of the Trust as it may deem proper.

(l)    To administer, or to engage an Affiliated service provider (“Servicer”) to administer, the Royalty Rights whereby, as part of the engagement, the Management Trustee or the Servicer, as applicable, may generate investment income and receive reimbursement from the Trust as determined by the Management Trustee.

The powers herein granted to the Management Trustee may be exercised in whole or in part and shall be deemed to be supplementary to and not exclusive of the general powers of the Trustees pursuant to the laws of the State of Delaware and shall include all powers necessary to carry the same into effect. The above enumeration of specific powers shall not be construed in any way to limit or affect the general powers herein granted.

7.04    General Duties. It shall be the duty of the Trustees to discharge (or cause to be discharged) all of its responsibilities pursuant to the terms of this Trust Agreement and to administer the Trust in the interest of the Beneficiaries.

7.05    Accounting; Reports to the Beneficiaries, the Internal Revenue Service and Others. The Management Trustee shall cause (i) to be maintained the books of the Trust on a calendar year basis in accordance with generally accepted accounting principles (“GAAP”) or some other comprehensive basis of accounting, consistently applied, (ii) to be delivered to the Beneficiaries a statement in such form and containing such information as is required under the Code or Applicable Law to enable the Beneficiaries to prepare their federal and state income tax returns, (iii) to be filed such tax returns as the Trust may be required to file (if any) and make any appropriate elections as may be desired or required under Applicable Law, and (iv) to be mailed to the Beneficiaries copies of tax returns of the Trust (if any) if required by Applicable Law.

7.06    Signature of Returns. Any tax return required to be filed by the Trust shall be signed by the Management Trustee on behalf of the Trust unless Applicable Law dictates otherwise.

7.07    No Duties Except as Specified in this Agreement or in Instructions. The Trustees shall not have any duty or obligation to manage, make any payment in respect of, record, sell, dispose of, or otherwise deal with the Trust Property, or to otherwise take or refrain from taking any action except as expressly provided by the terms of this Trust Agreement, and no implied duties or obligations shall be read into this Agreement against the Trustees. The Trustees nevertheless agree that they will, at their own cost and expense, promptly take commercially reasonable actions as may be necessary to discharge any liens on any part of the Trust Property which result from claims against the Trustees personally that are not related to the ownership or the administration of the Trust Property.

7.08    No Action Except Under Specified Documents. The Trustees shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Trust Property except in accordance with the powers granted to and the authority conferred upon the Management Trustee pursuant to the Transaction Documents.

7.09    Advice of Counsel. In the administration and interpretation of the Trust, the Trustees may perform any of their powers and duties, directly or through agents or attorneys and may consult with counsel, accountants and other skilled Persons selected and employed by them. The Trustees shall not be liable for anything done or omitted in good faith in accordance with the advice or opinion within the scope of competence of any such counsel, accountant or other skilled Persons selected with due care.

ARTICLE VIII

CONCERNING THE TRUSTEE

8.01    Acceptance of Trust and Duties. The Trustees accept the Trust hereby created and agree to perform their duties hereunder with respect to the same, but only upon the terms of this Trust Agreement.

8.02    Management Trustee Limitation of Liability. The Trustees shall not be personally liable under any circumstances, except (i) for their own willful misconduct or gross negligence, (ii) for liabilities arising from the failure by such Trustee to perform obligations expressly undertaken by it under the terms of any Transaction Document, or (iii) for taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by the Trustees in connection with any of the transactions contemplated by this Trust Agreement. In particular, but not by way of limitation:

(a)    The Management Trustee shall not be personally liable for any error of judgment made in good faith by an authorized agent of a Trustee;

(b)    The Management Trustee shall not be personally liable with respect to any action taken or omitted to be taken by the Trustees based on a good faith interpretation of the Transaction Documents.

(c)    No provision of this Trust Agreement shall require the Management Trustee to expend or risk their personal funds or otherwise incur any financial liability in the performance of any of their rights or powers hereunder, if the Management Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it; and

(d)    Under no circumstances shall the Management Trustee be personally liable for any indebtedness of the Trust.

8.03    Delaware Trustee’s Limitation of Liability. The Delaware Trustee shall not be liable for the acts or omissions of the other parties, nor shall the Delaware Trustee be liable for supervising or monitoring the performance and the duties and obligations of the other parties or the Trust under this Trust Agreement. The Delaware Trustee shall not be personally liable under any circumstances, except for its own willful misconduct, bad faith or gross negligence. In particular, but not by way of limitation:

(a)    the Delaware Trustee shall not be personally liable for any error of judgment made in good faith, except to the extent such error of judgment constitutes gross negligence on its part;

(b)    no provision of this Trust Agreement shall require the Delaware Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Delaware Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(c)    under no circumstances shall the Delaware Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;

(d)    the Delaware Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Trust Agreement or for the due execution hereof by the other parties;

(e)    the Delaware Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Delaware Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Delaware Trustee may for all purposes hereof rely on a certificate, signed by the directing party, as to such fact or matter, and such certificate shall constitute full protection to the Delaware Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;

(f)    in the exercise or administration of the trust hereunder, the Delaware Trustee (a) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, and the Delaware Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Delaware Trustee in good faith and with due care and (b) may consult with counsel, accountants and other skilled persons to be selected by it in good faith and with due care and employed by it, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons;

(g)    except as expressly provided in this Section 8.03, in accepting and performing the trust hereby created the Delaware Trustee acts solely as Delaware Trustee hereunder and not in its individual capacity, and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust’s property for payment or satisfaction thereof; and

(h)    the Delaware Trustee shall not be liable for punitive, exemplary, consequential, special or other similar damages for a breach of this Trust Agreement under any circumstances.

8.04    Furnishing of Documents. The Trustees shall furnish to a Beneficiary, upon demand, duplicates or copies of all documents and materials required by Applicable Law to be provided to such Beneficiary within sixty (60) days of such demand, or at such other time as is prescribed by Applicable Law.

8.05    Reliance; Advice of Counsel.

(a)    The Trustees shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by them to be genuine and believed by them to be signed by the proper parties. The Trustees may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustees may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or any assistant treasurer or the secretary or any assistant secretary of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustees for any action taken or omitted to be taken by them in good faith in reliance thereon.

(b)    In the exercise or administration of the Trust hereunder, the Trustees (i) may act directly or, at the expense of the Trust, through agents or attorneys pursuant to agreements entered into with any of them, and the Trustees shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustees with reasonable care; and (ii) may, at the expense of the Trust, consult with counsel, accountants and other skilled persons to be selected with reasonable care and employed by it, and the Trustees shall not be liable for anything done, suffered or omitted in good faith by them in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

8.06    Not Acting in Individual Capacity. Except as expressly provided in this Article VIII, in accepting the Trust hereby created, the Trustees act solely as trustee hereunder and not in their individual capacity, and all persons having any claim against the Trustees by reason of the transactions contemplated by this Agreement shall look only to the Trust Property for payment or satisfaction thereof.

8.07    Indemnity of Management Trustee. The Trust shall indemnity and hold harmless the Management Trustee from any claim, loss, expense, liability, action or damage resulting therefrom, including, without limitation, reasonable costs and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by the Management Trustee in its defense thereof); but the Management Trustee shall not be entitled to be indemnified or held harmless to the extent such claim, loss, expense, liability, action or damage results from fraud, bad faith, gross negligence, or willful misconduct.

8.08    Indemnity of Delaware Trustee. The Delaware Trustee or any officer, affiliate, director, employee, or agent of the Delaware Trustee (each an “Indemnified Person”) shall be entitled to indemnification from the Trust, to the fullest extent permitted by law, from and against any and all losses, claims, taxes, damages, reasonable expenses, and liabilities (including liabilities under state or federal securities laws) of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted against such Indemnified Persons with respect to the creation, operation or termination of the Trust, the execution, delivery or performance of this Trust Agreement or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person. The obligations of the Trust to indemnify the Indemnified Persons as provided herein shall survive the termination of this Trust Agreement.

ARTICLE IX

COMPENSATION OF TRUSTEES

9.01    Trustees’ Fees and Expenses.

(a)    The Delaware Trustee (or any successor Delaware Trustee) shall be entitled to receive compensation from the Management Trustee or from the Trust for its services in accordance with such schedules as shall have been separately agreed to from time to time by the Delaware Trustee and the Management Trustee or the Trust. The Delaware Trustee may consult with counsel (who may be counsel for the other parties or for the Delaware Trustee). The reasonable legal fees incurred in connection with such consultation shall be reimbursed to the Delaware Trustee pursuant to this Section 9.01(a), provided that no such fees shall be payable to the extent that they are incurred as a result of the Delaware Trustee’s gross negligence, bad faith or willful misconduct.

(b)    The Management Trustee shall serve without compensation, other than with respect to its engagement as a Servicer.

(c)    The Trustees shall be entitled to be reimbursed by the Trust for their reasonable expenses hereunder, including, without limitation, the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the Trustees may employ in connection with the exercise and performance of their rights and duties under this Agreement.

ARTICLE X

TERMINATION OF TRUST AGREEMENT

10.01    Termination by Management Trustee. If the Management Trustee determines in writing that dissolution of the Trust is necessary or desirable, then the Management Trustee shall, in compliance with such conditions precedent and other requirements as may be set forth in the Transaction Documents, terminate the Trust and distribute the Trust Property in accordance with Section 3808 of the Act. It is the express intent of this Trust Agreement that this Trust not terminate except when (x) such termination is necessary to prevent the loss of the Trust Property, or (y) the Management Trustee anticipates undertaking some other action that would, in the Management Trustee’s opinion, result in the Trust no longer being treated as an investment trust for federal income tax purposes.

10.02    Distribution of Trust Property.

(a)    The Management Trustee shall terminate the Trust by dissolving and winding up the Trust in accordance with Section 3808 of the Act and making distributions to the Holders.

10.03    Certificate of Cancellation. Upon the completion of winding up of the Trust, the Trustees shall cause a Certificate of Cancellation and any other documents required to be filed with the Delaware Secretary of State or Applicable Law and thereupon the Trust, and this Trust Agreement, shall terminate.

ARTICLE XI

SUCCESSOR TRUSTEES AND ADDITIONAL TRUSTEES

11.01    Removal and Resignation of a Trustee, Appointment of Successor.

(a)    The Delaware Trustee shall serve for the duration of the Trust and until the earlier of (i) the effective date of the Delaware Trustee’s resignation, or (ii) the effective date of the removal of the Delaware Trustee. The Delaware Trustee may resign at any time by giving thirty (30) days written notice to the each other Trustee; provided, however, said resignation shall not be effective until such time as a successor Delaware Trustee has accepted such appointment. The Delaware Trustee may be removed at any time by the Management Trustee by providing thirty (30) days written notice to the Delaware Trustee; provided, however, such removal shall not be effective until such time as a successor Delaware Trustee has accepted such appointment. Upon the resignation or removal of the Delaware Trustee, the Management Trustee shall appoint a successor Delaware Trustee. If no successor Delaware Trustee shall have been appointed and shall have accepted such appointment within forty five (45) days after the giving of such notice of resignation or removal, the Delaware Trustee may petition any court of competent jurisdiction for the appointment of a successor Delaware Trustee. Any successor Delaware Trustee appointed pursuant to this Section 11.01(a) shall be eligible to act in such capacity in accordance with this Agreement and, following compliance with this Section, shall become fully vested with the rights, powers, duties and obligations of its predecessor under this Trust Agreement, with like effect as if originally named as Delaware Trustee. Any such successor Delaware Trustee shall notify the Delaware Trustee of its appointment by providing a written instrument to the Delaware Trustee. At such time the Delaware Trustee shall be discharged of its duties herein.

(b)     The Management Trustee may resign at any time without cause by giving at least 60 days prior written notice to each other Trustee, such resignation to be effective upon the acceptance of appointment by a successor Trustee or Trustees under Section 11.01(c) below. In case of the resignation of a Management Trustee, the Management Trustee shall appoint a successor Management Trustee. If a successor Management Trustee has not been appointed within 30 days after the giving of written notice by the Management Trustee of such resignation or the delivery of written notice, the Management Trustee or Beneficiary may apply to any court of competent jurisdiction to appoint a successor Management Trustee or Management Trustees to act until such time, if any, as a successor Management Trustee or Management Trustees shall have been appointed as provided above. Any successor Management Trustee or Management Trustees so appointed by such court shall immediately and without further act be superseded by any successor Management Trustee or Management Trustees appointed as above.

(c)    Any successor Trustee or Trustees, however appointed, shall execute and deliver to the predecessor Trustee an instrument accepting such appointment, the terms of this Trust Agreement and the terms of all Royalty Share Agreements in accordance with Section 11.01(e) below, and thereupon such successor Trustee, without further act, shall become vested with all the rights, powers, and duties of the predecessor Trustee in the Trust hereunder with like effect as if originally named the Trustee herein; but nevertheless, upon the written request of such successor Trustee, such predecessor Trustee shall execute and deliver an instrument transferring to such successor Trustee, upon the Trust herein expressed, all the rights, powers, and duties of such predecessor Trustee, and such predecessor Trustee shall duly assign, transfer, deliver and pay over to such successor Trustee all moneys or other property then held or subsequently received by such predecessor Trustee upon the Trust herein expressed.

(d)    Any successor Delaware Trustee, however appointed, shall be a bank, trust company, or corporation incorporated and having its principal office within Delaware or shall be a natural person who is a resident of Delaware.

(e)    Any successor Management Trustee, however appointed, shall succeed to all of the rights and obligations of the predecessor Management Trustee under all Royalty Share Agreements as if the successor Management Trustee was originally named the “Company” therein.

(f)    Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion, or any consolidation to which the Trustee shall be a party, or any corporation to which substantially all the corporate trust may be transferred, shall be the Trustee under this Agreement without further act.

11.02    Appointment of Additional Trustees. At any time or times for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Property may at the time be located, the Management Trustee, by an instrument in writing, may appoint one or more individuals or corporations to act as a separate trustee of all or any part of the Trust Property to the full extent that Applicable Law makes it necessary or appropriate for such separate trustee to act alone.

ARTICLE XII

SINGLE PURPOSE INVESTMENT TRUST

12.01    Single Purpose Investment Trust. The Trust covenants and agrees that it has not since the date of its formation, and shall not, and the Trust and its Management Trustee shall not:

(a)    engage in any business or activity other than the ownership of Royalty Rights and activities incidental thereto;

(b)    acquire or own any material assets other than (i) Royalty Rights and (ii) any royalties, fees, and other income streams derived from such Royalty Rights;

(c)    merge into or consolidate with any Person, divide or otherwise change its legal structure (except for changes in structure in accordance with the terms and conditions of this Trust Agreement);

(d)    (i) fail to observe its organizational formalities or preserve its existence as a Delaware Statutory Trust and investment trust under the Treasury Regulations, or (ii) without the prior written consent of the Management Trustee, amend, modify, terminate or fail to comply with the provisions of the Transaction Documents;

(e)    fail to maintain its records (including financial statements), books of account, and Distributions in accordance with Applicable Law;

(f)    fail to provide information to be included on tax returns of any Beneficiary except as required by Applicable Law; and

(g)    to the extent the Royalty Rights collectively produce sufficient revenue, fail to maintain adequate capital for the normal obligations reasonably foreseeable in an investment trust of its size and character and in light of its contemplated activities.

ARTICLE XIII

MISCELLANEOUS

13.01    Supplements and Amendments. This Trust Agreement may be amended only by a written instrument signed by the Management Trustee and delivered to each of the Beneficiaries; provided, however, that any amendment shall not materially and adversely affect the rights of a Beneficiary under the Transaction Documents.

13.02    No Legal Title to Trust Property in Beneficiaries. The Beneficiaries shall not have legal title to any part of the Trust Property and shall only have a beneficial interest therein.

13.03    Limitations on Rights of Others. Nothing in this Trust Agreement, whether express or implied, shall be construed to give to any person other than the Grantor, the Trustees, and the Beneficiaries any legal or equitable rights, remedies, or claims under or in respect of this Trust Agreement.

13.04    Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices shall be in writing and delivered by hand or mailed by certified mail, postage prepaid or delivered via the JKBX Platform:

(a)    if to the Trustees, addressed to the address set forth in Exhibit A attached hereto, or to such other address as a Trustee may have set forth in a written notice to the Grantor and each Beneficiary pursuant to the requirements of this Section 13.04; or

(b)    if to the Grantor or any Beneficiary, delivered via the JKBX Platform or to the address set forth on such Beneficiary’s Royalty Share Agreement, or such other address as the Grantor or Beneficiary may have set forth in a written notice to the Trustees pursuant to the requirements of this Section 13.04.

Such notice shall be deemed given and such requirement satisfied 72 hours after such notice is mailed by certified mail, postage prepaid, addressed as provided above, or if delivered by hand, upon receipt, or if delivered via the JKBX Platform, upon such posting or delivery.

13.05    Arbitration. Any and all disputes or controversies arising under this Trust Agreement, or any of its terms, any effort by any party to this Trust Agreement or any Beneficiary to enforce, interpret, construe, rescind, terminate or annul this Agreement, or any provision thereof (including the determination of the scope or applicability of this Agreement to arbitrate), shall be determined by binding arbitration before a single arbitrator (who shall be a retired judge of a state or federal court with experience in the entertainment industry). Any process in any such arbitration, action or proceeding commenced may be served upon any party to this Trust Agreement or any Beneficiary, among other methods, by personally delivering or mailing the same, via registered or certified mail, addressed to such party to this Trust Agreement or Beneficiary, as applicable. This arbitration provision applies to claims under the U.S. federal securities laws and to all claims that are related to the Company, the Trust and the Royalty Shares. The arbitration shall be administered by the Judicial Arbitration and Mediation Services pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (or other mutually agreeable alternative dispute resolution service) and shall be conducted in New York, New York. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Subject to the foregoing, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO CLAIMS SUBJECT TO ARBITRATION HEREUNDER. The arbitrator’s ruling in the arbitration shall be final and binding and not subject to appeal or challenge. Judgment on any award may be entered in any court having competent jurisdiction. The arbitration proceedings, testimony, discovery and documents filed in the course of such proceedings, including the fact that the arbitration is being conducted, will be treated as confidential and will not be disclosed to any third party to such proceedings, except the arbitrator(s) and their staff, the parties’ or Beneficiaries attorneys and their staff, and any experts retained by the parties or Beneficiaries. BENEFICIARIES WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. Further to the above, with respect to all persons and entities, all claims must be brought in the Party’s or Beneficiary’s individual capacity, and not as a plaintiff or class member in any purported class action, collective action, private attorney general action, or other representative proceeding. This waiver applies to class arbitration, and, unless the parties to this Trust Agreement and Beneficiaries agree otherwise, the arbitrator may not consolidate more than one person’s claims. The parties to this Agreement and the Beneficiaries agree that, by entering into or benefiting from this Agreement, such parties and Beneficiaries are each waiving the right to a trial by jury and to participate in a class action, collective action, private attorney general action, or other representative proceeding of any kind.

13.06    Severability. Any provision of this Trust Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.07    Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

13.08    Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of the Grantor, the Trustees, and the Beneficiaries, and each of their respective permitted successors and assigns.

13.09    Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

13.10    Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of law rules), including all matters of construction, validity and performance.

[Signatures set forth on the following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Jukebox Hits Vol. 1 Delaware Statutory Trust Agreement to be duly executed, as of the day and year first above written.

GRANTOR:

JUKEBOX HITS VOL. 1 LLC, a Delaware limited liability company

By:
Name:
Title:

MANAGEMENT TRUSTEE:

JUKEBOX HITS VOL. 1 LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Manager

DELAWARE TRUSTEE:

DELAWARE TRUST COMPANY

By:
Name:
Title: Authorized Officer

EXHIBIT A

ADDRESS OF TRUSTEES

Management Trustee

JUKEBOX HITS VOL. 1 LLC, a Delaware limited liability company

10000 Washington Blvd., Suite 07-134, Culver City, CA 90232

Delaware Trustee

DELAWARE TRUST COMPANY

251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust

EXHIBIT B

GRANTOR	TRUST PROPERTY	CORRESPONDING SERIES OF ROYALTY SHARES
JUKEBOX HITS VOL. 1 LLC, a Delaware limited liability company	Income Interests acquired pursuant to that certain Purchase Agreement dated November 5, 2023 between the Company and Coda Songs LLC and any Net Royalties related thereto or derived therefrom.	JKBX HITS VOL1 00005
JKBX HITS VOL1 00006
JKBX HITS VOL1 00007
JKBX HITS VOL1 00008
JKBX HITS VOL1 00010
JKBX HITS VOL1 00011
JKBX HITS VOL1 00012
JKBX HITS VOL1 00013
JKBX HITS VOL1 00014
JKBX HITS VOL1 00015
JKBX HITS VOL1 00016
JKBX HITS VOL1 00017
JKBX HITS VOL1 00019
JKBX HITS VOL1 00020
JKBX HITS VOL1 00021
JKBX HITS VOL1 00022
JKBX HITS VOL1 00023
JKBX HITS VOL1 00024
JKBX HITS VOL1 00026
JKBX HITS VOL1 00027
JKBX HITS VOL1 00028
JKBX HITS VOL1 00030
JKBX HITS VOL1 00031
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JKBX HITS VOL1 00067
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JKBX HITS VOL1 00101